Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Clean Energy Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered and Carry forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee (6)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
		Underwritten Offering
	Equity	Common stock, $0.001 par value per share (1)(2)(3)	(o)			$11,500,000	0.0001102	$1,267.30
	Other	Underwriter’s Warrants (4)	Other (7)			—
	Equity	Common stock, $0.001 par value per share, issuable upon exercise of Underwriter’s Warrants (1)(2)(3)(5)	(o)			$431,246.25	0.0001102	$47.52

		Selling Shareholders Offering
	Equity	Common stock, $0.001 par value per share, issuable upon conversion of convertible promissory notes by the selling shareholders (1)(3)(6)	Other (6)	87,876,109	$0.04	$3,435,955.86	0.0001102	$378.64
	Equity	Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants by the selling shareholders (1)(3)(7)	Other (7)	22,131,222	$0.04	$956,068.79	0.0001102	$105.36
Carry Forward Securities
Carry Forward Securities	X
	Total Offering Amounts					$16,323,270.90		$1,798.82
	Total Fees Previously Paid							$7,616.54
	Total Fee Offsets
	Net Fee Due							$-

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes the aggregate offering price of additional shares that the underwriters have a 45-day option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)	The Underwriter’s Warrants are exercisable for up to 3.0% of the aggregate number of shares of common stock sold in the underwritten offering at a per share exercise price equal to 125.0% of the public offering price of the shares of common stock in the underwritten offering.

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s common stock on the OTC market of $0.04 per share on November 21, 2022.

(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act, based upon the price at which the warrants may be exercised, giving effect to an assumed reverse stock split at a ratio of 1:125.